Exhibit 107

Calculation of Filing Fee Table

Form S-1

Tenon Medical, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	457(c)	5,014,654	$0.86	$4,312,602.44	0.0001476	$636.54
Total Offering Amounts					$4,312,602.44		$636.54
Total Fee Offsets(3)							$-
Net Fee Due							$636.54

(1)

Represents 5,014,654 shares that are issuable at the option of the Registrant pursuant to a purchase agreement with the selling stockholder. The shares will be offered for resale by the selling stockholder. Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the registration statement of which this Exhibit 107 is a part also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, dividends or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on The Nasdaq Capital Market on May 3, 2024.

(3)	The Registrant does not have any fee offsets.